Exhibit 2.3

Execution Copy

EARNOUT AGREEMENT

THIS EARNOUT AGREEMENT (this “Agreement”) is entered into as of December 31, 2009, by and among Edgewater Technology, Inc., a Delaware corporation (the “Parent”), Edgewater Technology-Fullscope, Inc., a Delaware corporation (“Merger Sub”), Fullscope, Inc., a Delaware corporation (the “Company”), and the Designated Agent, on behalf of the Agent Committee and the Stockholders.

RECITALS

WHEREAS, pursuant to a Agreement and Plan of Merger and Reorganization Agreement, dated of even date herewith, by and among Parent, Merger Sub, the Company and Designated Agent (the “Merger Agreement”), Merger Sub, a wholly owned subsidiary of Parent, is merging in and with the Company, with the Company being the Surviving Corporation and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”); and

WHEREAS, Section 1.6(c) of the Merger Agreement provides that any and all payments pursuant to this Agreement constitute and are considered a part of the Purchase Price; and

WHEREAS, Section 7.2(a) of the Merger Agreement provides that it is a condition precedent to the obligation of the Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement that the Company and the Designated Agent shall have entered into one or more counterparts of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto and in consideration of the premises, the representations, warranties, covenants and agreements contained herein and subject to the conditions contained herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Section 1 or otherwise in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

“Agent Committee” shall mean shall have the meaning ascribed to it in the Merger Agreement.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight eastern time.

“Certificate” means the certificate to be delivered by Parent reflecting the Earnout Consideration and the applicable calculations relating thereto, which Certificate shall be provided with respect to each of the First Determination Date and the Second Determination Date, with the Certificate with respect to the Second Determination Date also including the “True-Up” as described in Section 4(f) hereof.

“Designated Agent” shall mean shall have the meaning ascribed to it in the Merger Agreement.

Execution Copy

“First Determination Date” means October 31, 2010.

“Second Determination Date” means the date that is one hundred eighty (180) days following the expiration of the Earnout Period.

“Earnout Consideration” means the amount of the Net Income multiplied by $1.00.

“Earnout Period” means the period commencing upon the date of the Closing and terminating on June 30, 2011.

“Escrow Agent” means BNY Mellon, N.A.

“Financial Statements” means income statements relating solely to the Process Business setting forth the Net Income with respect to the Earnout Period with respect to each of the First Determination Date and the Second Determination Date (with the Financial Statements with respect to the Second Determination Date also setting for the total Net Income for the entire Earnout Period), which will be prepared by Parent.

“Microsoft Transaction” shall mean that certain transaction relating to the sale of the Company’s Process Distribution for Microsoft Dynamics AX software and the Process Distribution for Microsoft Dynamics AX 2009 software to Microsoft, Inc. pursuant to that certain Asset Purchase Agreement between the Company and Microsoft, Inc., dated June 25, 2009, together with the related statements of work executed by the Company and Microsoft prior to the date of this Agreement pursuant to such Asset Purchase Agreement and royalties payable with respect to the foregoing (collectively the “Asset Purchase Agreement”).

“Net Income” shall mean, during the Earnout Period, all revenue recognized by the Surviving Corporation from Microsoft pursuant to the Asset Purchase Agreement (but not including revenue recognized from the Surviving Corporation’s provision of implementation services relating to the Process Business) in the form of royalties, services performed pursuant to any statement of work referenced in the Asset Purchase Agreement (including, without limitation any subsequent and related statements of work resulting directly from the Microsoft Transaction), and any development fees and service fees, resulting directly from the Microsoft Transaction and training fees and channel sales support fees from Microsoft and channel partners relating thereto (collectively, the “Microsoft Fees”) or the Process Business, less a debit against such revenue for the sum of (i) all compensation, benefits, including severance benefits, and expenses of or related to the Process Business Employees (provided, however, in the event that a Process Business Employee is working part-time on any billable or non-billable assignments outside the Process Business, such debit for compensation and benefits of such Process Business Employee shall be pro-rated so that the portion applicable to the non-Process Business shall not be a debit against revenue hereunder; provided, further, in the event that a non-Process Business Employee is working part-time on any billable or non-billable assignments in the Process Business, the compensation and benefits of such non-Process Business Employee shall be pro-rated so that the portion applicable to the Process Business shall be a debit against revenue hereunder), (ii) all costs for legal fees incurred by the Surviving Corporation with respect to any legal matters solely relating to the Process Business (exclusive of any fees incurred by the Parent, the Surviving Corporation or the Merger Sub in connection with the drafting and negotiation of this Agreement or any disputes related to this Agreement), (iii) all taxes reasonably accrued by the Parent, Merger Sub or the Surviving Corporation with respect to the Net Income (provided, however, that in no event shall each of Parent, Merger Sub or the Surviving Corporation be entitled to accrue taxes as a debit against revenue related to the same revenue or income of the Process Business, the

Execution Copy

purpose of this proviso being to avoid a debit against revenue for taxes by more than one entity derived from the same ultimate source of income or revenue; provided, further, that none of Parent, Merger Sub or the Surviving Corporation shall be entitled to make a debit against revenue or to otherwise accrue any taxes to the extent taxes were accrued for such revenues or income on the Final Closing Date Balance Sheet , and (iv) all accounts receivable relating solely to the Process Business that are not collected in full (without any counterclaim or setoff) by the Surviving Corporation or the Parent from Microsoft on or before the Second Determination Date.Net Income shall not include any revenue recognized from the Surviving Corporation’s provision of implementation services relating to the Process Business. The Net Income will be prepared by and accounted for by Parent in accordance with GAAP.

“Process Business” means the business of the Company, the Parent, the Surviving Corporation and/or the Merger Sub related to the Process Distribution for Microsoft Dynamics AX software and the Process Manufacturing for Microsoft Dynamics AX software and any enhancements and new developments related thereto, including without limitation, the sustained engineering, technical support, training, sales and marketing, remediation and development services or work related to such software.

“Process Business Employees” means those employees of the Surviving Corporation set forth on Exhibit A attached hereto servicing the Process Business (until such time as such employees are terminated or otherwise assigned by the Parent or the Surviving Corporation to full-time billable or non-billable assignments outside of the Process Business).

2. Calculation of the Earnout Consideration. Subject to the provisions set forth below, the Stockholders, by payment to the Escrow Agent under the Microsoft Escrow Agreement, shall be eligible to receive the Earnout Consideration, pursuant to and in accordance with the payment in Section 3 below.

3. Payment and Review Process.

(a)	Delivery of the Certificate and the Reviewed Financial Statements. Within ninety (90) days after the First Determination Date and on the Second Determination Date, Parent will deliver the following items to the Designated Agent:

(i)	the Certificate; and

(ii)	a copy of the Financial Statements from which the calculations in the Certificate were derived.

(b)

Payment Without Objection. If the Designated Agent does not object to any of the calculations in the Certificate or the Financial Statements from which such calculations were derived in accordance with the objection procedures in subsection (c) below, then on or before the earlier of the twenty-fifth (25th) Business Day following the Parent’s delivery of the Certificate to the Designated Agent or (ii) the fifth (5th) Business Day following Parent’s receipt of written notice from the Designated Agent of its acceptance of the Certificate and the Financial Statements, Parent will promptly pay the Earnout Consideration (in the case of the First Determination Date, the Earnout Consideration accrued as of such determination date, and in the case of the Second Determination Date, the aggregate Earnout Consideration for the entire Earnout Period, less payments already delivered to the Escrow Agent hereunder with respect to the First Determination Date), by delivering to the Escrow Agent, the Earnout Consideration reflected in the Certificate.

Execution Copy

(c)	Objection Procedures and Payment Thereafter. If the Designated Agent has any objection to the calculation of the Earnout Consideration in the Certificate or the Financial Statements from which such calculation was derived, then the Designated Agent shall deliver a detailed statement describing such objections to Parent within fifteen (15) Business Days after receiving the Certificate. Parent and the Designated Agent will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within fifteen (15) Business Days after Parent has received the statement of objections, then Parent and the Designated Agent will select an accounting firm mutually acceptable to them to resolve any remaining objections (the “Referee”). If Parent and the Designated Agent are unable to agree on the choice of a Referee, the Boston, Massachusetts office of KPMG shall act as the Referee. The determination of any Referee so selected as to any objections of the Designated Agent or Parent will be set forth in writing and will be conclusive and binding upon the parties. Within five (5) Business Days, Parent will revise the Certificate as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3(c) by the Referee. On or before the tenth (10th) Business Day following resolution of the objection, Parent will promptly pay the Earnout Consideration to the Escrow Agent. Notwithstanding the foregoing, the Designated Agent’s objection rights shall be limited solely to the determination of the Net Income by the Company, and the Designated Agent or the Agent Committee shall not be entitled to object to the Earnout Consideration based on the performance of services by the Process Business Employees or other subjective categories relating to the Earnout Consideration. For purposes of clarity, Parent, the Surviving Corporation and the Merger Sub shall have no liability to the Designated Agent, the Agent Committee or the Stockholders with respect to the operation and management of the Process Business during the Earnout Period except for the gross negligence or willful misconduct of the Parent or the Surviving Corporation after the date of this Agreement.

(d)	Review of Materials. Parent will make the work papers and materials relating solely to the calculation of the Net Income to its accountants and other representatives at reasonable times and upon reasonable notice at any time during: (i) the review by the Designated Agent of the Certificate; and (ii) the resolution by the parties of any objections thereto. In addition, upon reasonable advance notice and during Parent’s and the Surviving Corporation’s normal business hours, the Designated Agent and its representatives (including accountants) shall have the one time right with respect to each of the First Determination Date and the Second Determination Date (exercised within thirty (30) days of each of Designated Agent’s receipt of the Certificate and Financial Statements with respect to each of the First Determination Date and the Second Determination Date) to inspect the Surviving Corporation’s books and records relating solely to the Process Business provided that any such inspection shall be subject to the security policies and procedures of Parent and the Surviving Corporation and shall be conducted by the Designated Agent and its representatives in a manner not to unreasonably interfere with the operations and business of Parent and the Surviving Corporation.

Execution Copy

(e)	Microsoft Escrow Agreement. Upon payment of the Earnout Consideration to the Escrow Agent, the Earnout Consideration shall be deemed to be part of the Escrow Fund (as such term is defined in the Escrow Agreement), subject to the terms and conditions of the Microsoft Escrow Agreement.

4. Termination of Parent’s Obligations and Responsibilities. Notwithstanding any other provision of this Agreement, following the completion of the Earnout Period, Parent’s and Merger Sub’s obligations, responsibilities, covenants, agreements and liabilities pursuant to this Agreement shall terminate upon the full payment of the Earnout Consideration for the entire Earnout Period in accordance with the terms and conditions of this Agreement.

5. Miscellaneous.

(a)	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties named herein and their respective successors and permitted assigns.

(b)	Entire Agreement. This Agreement, together with the Merger Agreement (and the Exhibits and Schedules thereto), and any certificates or other documents delivered thereunder, supersedes all prior agreements, understandings or representations by or among the parties hereto, written or oral, that may have related in any way to the subject matter thereof.

(c)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(d)	Counterparts. This Agreement may be executed in one or more counterparts (including execution by facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)	Notices. Notices shall be delivered to the parties at the addresses set forth in Section 10.4 of the Merger Agreement. All communications required or permitted hereunder shall be provided in accordance with and pursuant to Section 10.4 of the Merger Agreement.

(g)	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any covenant or agreement hereunder shall be deemed to extend to any prior or subsequent default or breach of covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Execution Copy

(i)	Severability. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)	Expenses. Parent shall pay all costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement and carrying out the transactions contemplated thereby and the Company shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement.

(k)	Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, then the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

(l)	Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provision hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Title:	Chief Financial Officer/Treasurer

EDGEWATER TECHNOLOGY-FULLSCOPE, INC.

By:	/s/ Timothy R. Oakes
Title:	Treasurer/Secretary

FULLSCOPE, INC.

By:	/s/ Russell L. Smith
Title:	Chief Executive Officer

DESIGNATED AGENT:

/s/ Rurik G. Vandevenne
Rurik G. Vandevenne